Exhibit 10.1

June 10, 2013

Mr. Francis J. Leto

224 Rose Lane

Haverford, PA 19041

Re:	Retention Bonus Agreement

Dear Mr. Leto:

On behalf of the Board of Directors of The Bryn Mawr Trust Company (“BMTC”) and/or (“Bank”), I am pleased to offer you (“you” or “Employee”) the following retention bonus agreement (“Agreement”). The purpose of this Agreement is to reward you for continued service to BMTC following the retirement of BMTC’s current Chief Executive Officer and the appointment of his successor (“Successor CEO”). The terms of this Agreement are as follows:

1. Period of this Agreement. This Agreement will commence effective as of June 10, 2013 and will end on December 31, 2015 (“Agreement Period”), provided, however, that Section 5 (Confidentiality) of this Agreement shall survive the expiration or termination of this Agreement. This Agreement is not renewable unless expressly agreed to in writing between you and BMTC, and it does not guarantee employment for any specific period of time nor otherwise alter the at-will nature of your employment with BMTC (collectively, “Employer”).

2. Retention Bonus Payment(s) Subject to the terms and conditions set forth in this Section 2 and further below, in the event BMTC’s CEO as of the date of this Agreement retires or otherwise ceases to be CEO during the term of this Agreement, you shall be eligible to receive a retention bonus (“Retention Bonus”) totaling $300,000.00, less applicable taxes and withholdings, as follows: (1) You will receive a cash bonus of $150,000.00 on June 30, 2015 and (2) You will receive an additional cash bonus of $150,000.00 on December 31, 2015. Except as provided in Section 4, in order to earn and receive your Retention Bonus payments, you must remain actively employed as the head of the Bank’s Wealth Management Division or as Successor CEO and in compliance with BMTC’s and the Bank’s policies and directives concerning job performance and conduct as of each payment date. Retention Bonus payments are subject to regular tax withholdings and other authorized deductions.

3. Resignation of Employment / Termination of Employment for Cause. In the event you resign or your employment with BMTC and the Bank is terminated for cause during the Agreement Period, you will not be entitled to receive any Retention Bonus payments which have not yet been paid to you.

For purposes of this Agreement only, “Cause” for termination shall include the following:

(i) Any unauthorized material disclosure by Employee of the Employer’s business practices or clients to a competitor.

(ii) Wrongful misappropriation by Employee of funds, property, or rights of the Employer or its clients.

(iii) Wrongful destruction of business records or other property by Employee.

(iv) Conviction of Employee of a crime involving knowing, willful or reckless misconduct or moral turpitude, or, as the result of a plea bargain, conviction of Employee of a misdemeanor; provided, Employee was originally charged (prior to the plea bargain) with a crime involving knowing, willful or reckless misconduct or moral turpitude.

(v) Gross misconduct by Employee which results in damage to the Employer.

(vi) Gross negligence in the performance of his duties, or refusal to carry out assigned duties.

(vii) Gross and willful violation of the Employer’s Code of Business Conduct and Ethics.

4. Termination of Employment without Cause. If, during the Agreement Period, a Successor CEO (other than yourself) either (i) terminates your employment without Cause or (ii) removes you from your position as head of the Wealth Division without your consent, you will receive the entire Retention Bonus payments within twenty (20) days thereof.

5. Confidentiality. You agree to keep the existence of this Agreement and its terms confidential, unless disclosure is required pursuant to an order by a court of competent jurisdiction or by SEC requirements. However, you may discuss the terms of this Agreement with your spouse, an attorney(s) or tax advisor(s), provided such person agrees to keep the existence and terms of this Agreement strictly confidential.

6. Arbitration; Enforcement of Rights. Any controversy or claim arising out of, or relating to this Agreement, or the breach or threatened breach thereof shall be settled by binding arbitration in Philadelphia, Pennsylvania, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

7. Governing Law/Captions/Severance. This Agreement shall be construed in accordance with, and pursuant to, the laws of the Commonwealth of Pennsylvania. The captions of this Agreement shall not be part of the provisions hereof, and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8. Release and Waiver. Except as otherwise specifically provided in this paragraph, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder shall not constitute a waiver of such provision or right in any other instance.

9. Effect on Other Agreements. Nothing contained herein shall extinguish, supersede, or otherwise modify the terms of any other written agreement between Employer and Employee, including, without limitation: (1) those certain agreements relating to Restricted Stock Awards pursuant to the Bank’s 2010 Long Term Incentive Plan and (2) that certain Executive Change-of-Control Severance Agreement between BMTC and Employee dated September 21, 2009.

10. Entire Agreement/Amendment. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended at any time by written agreement of both parties, but it shall not be amended by oral agreement. Notwithstanding anything in this Agreement to the contrary, you agree, without any further consideration, to consent to any amendment necessary to avoid penalties under Section 409A of the Internal Revenue Code.

We look forward to your continuing contributions to BMTC and the Bank. Please acknowledge by signing below that you have read, understood, and agree to the terms of this Agreement.

Very truly yours,

THE BRYN MAWR TRUST COMPANY

By:	/s/ Ted Peters
Name:	Ted Peters
Title:	Chief Executive Officer

Accepted and agreed as of the date first set forth above.

/s/ Francis J. Leto
Francis J. Leto